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                                                                    Exhibit 99.1



[INSIGHT LOGO]





                            N E W S   R E L E A S E




                                                                       Contacts:
                                                                      At InSight
                                                             Steven T. Plochocki
                                                                 President & CEO
                                                                    949-476-0733

                                                                 Thomas V. Croal
                                                  Executive Vice President & CFO
                                                                    949-476-0733



             ACQUISITION OF INSIGHT HEALTH SERVICES CORP. COMPLETED


NEWPORT BEACH, CALIF.....October 17, 2001.....InSight Health Services Corp.
("InSight") (NASDAQ:IHSC) today announced that the agreement and plan of merger providing for the acquisition of InSight by an affiliate of J.W. Childs Associates, L.P. and The Halifax Group, L.L.C. had been completed.

About InSight
InSight provides diagnostic imaging and information, treatment and related management services. It serves managed care entities, hospitals and other contractual customers in 28 U.S. states, including five major U.S. markets:
California, the Southwest (including a major presence in Texas), the Midwest, the Northeast and the Southeast. Visit InSight's website at www.insighthealth.com.

About J.W. Childs Associates
J.W. Childs Associates, L.P. is a Boston-based private equity investment firm with $1.5 billion of capital under management specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management.



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InSight Health Services Corp.
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About The Halifax Group
The Halifax Group, L.L.C. is a private equity partnership with $200 million under management with offices in Washington, D.C., Fort Worth, TX, Los Angeles, CA and Raleigh, NC. The Halifax Group focuses on management-led recapitalizations and leveraged buyouts in middle-market growth companies.

UBS Warburg LLC acted as financial advisor to InSight and Banc of America Securities LLC acted as financial advisor to J.W. Childs and The Halifax Group in the transaction.

The matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors as availability of financing to consummate the transaction, obtaining the necessary regulatory and other approvals to consummate the transaction, changing regulatory environment, limitations and delays in reimbursement by third party payors, contract renewals, financial stability of customers, aggressive competition, and other risk factors detailed in the Company's SEC filings.


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